                                  EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         AGREEMENT, dated as of May 31, 2000, by and between INTERNET PICTURES CORPORATION, a Delaware corporation, having an office address at 1009 Commerce Park Drive, Oak Ridge, Tennessee 37830 ("iPIX" or the "Company") and the individual named in Schedule 1 hereto, residing at the address listed in
Schedule 1 (hereinafter referred to as the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to hire and retain the Executive as an executive to perform certain services for the Company.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and on the attached Schedule, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.       EMPLOYMENT OF EXECUTIVE.

         (a) The Company hereby employs the Executive in the capacity and for the position set forth on Schedule 1 attached hereto. Executive hereby accepts such employment with the Company upon the terms and conditions hereinafter set forth.

         (B) THE DUTIES OF THE EXECUTIVE SHALL INCLUDE THE DUTIES AND SERVICES DESCRIBED IN SCHEDULE 1, WHICH DUTIES AND SERVICES SHALL AT ALL TIMES BE SUBJECT TO THE DIRECTION, APPROVAL AND CONTROL OF THE BOARD AND OF DIRECTORS OF THE COMPANY (THE "BOARD") AND THE CHIEF EXECUTIVE OFFICER OF THE COMPANY (THE "CEO") AND SHALL INCLUDE SUCH OTHER DUTIES, AS MAY BE ASSIGNED BY THE BOARD OR THE CEO COMMENSURATE WITH THE RESPONSIBILITIES NORMALLY ASSOCIATED WITH EXECUTIVE'S POSITION.

2.       SERVICES TO BE RENDERED.

         (a) Executive shall perform such duties as are usually performed by an Executive with the position set forth in Schedule 1 of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time to time by the Company which are reasonable and consistent with the Company's operations, taking into account Executive's expertise and job responsibilities. During the term of this Agreement, Executive agrees to devote his full time and attention to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to Executive and to use reasonable efforts to perform faithfully and efficiently such responsibilities. The Executive will use Executive's best efforts to promote the interests of the Company.

         (b) During this Agreement, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage personal investments or companies in which personal investments are made so long as such activities do not significantly interfere with the performance of Executive's responsibilities with the Company and which companies are not in direct competition with the Company. Any income incurred by Executive outside the scope of his employment and permitted pursuant to the provisions hereof, shall inure to the benefit of Executive, and the Company shall not claim any entitlement thereto; provided, however, that any income derived by Executive related to the business of the Company, including, without limitation, cash or equity compensation for serving on boards of directors of companies in which the Company has a significant investment, shall be paid over to the Company as and when received.

         (c) During the term of this Agreement, the Company shall furnish, at Executive's principal place of employment, an office, furnishings, secretary and such other facilities commensurate and suitable to his position and adequate for the performance of his duties hereunder.

3.       TERM.

         (a) Term of Employment. The term of this Agreement (the "Term") shall commence effective as of the date hereof (the "Commencement Date"), and shall continue until December 31, 2001, unless (i) extended by the mutual agreement of the Company and the Executive or (ii) extended or terminated as hereinafter provided.

         (b) Termination of Employment by the Company for Cause. The Company may terminate Executive's employment if such termination is for "Cause" (as defined herein) and Cause is not cured by Executive within any available cure period provided below. Such notice must set forth in reasonable detail the facts underlying the claim of Cause. For the purposes of this Agreement, "Cause" shall be defined as any of the following, which act or omission is in bad faith by Executive without a reasonable belief that such act or omission would benefit the Company:

                  (i) a default or breach by Executive of any of the provisions of this Agreement materially detrimental to the Company which is not cured within 15 days following written notice thereof;

                  (ii) actions by Executive constituting fraud, embezzlement or dishonesty which result in a conviction of a criminal offense not yet overturned on appeal;

                  (iii) actions by Executive in intentionally furnishing materially false, misleading, or omissive information to the Company's Board of Directors that is materially detrimental to the Company;

                  (iv) actions constituting a breach of the Section 8 of this Agreement which is materially detrimental to the Company;

                  (v) acts or omissions which constitute willful failure to follow reasonable and lawful directives of the Board or the CEO, which are consistent with Executive's job responsibilities and performance which is not cured within 15 days following written notice thereof.

Upon termination for Cause, Executive shall immediately cease to have any power of his position, but shall nevertheless be given a reasonable opportunity to access his office with the Company for the purpose of retrieving his personal goods and files. If any conviction pursuant to Section 3(b) above is overturned on appeal, Executive will be deemed to have been terminated without Cause as of the effective date of his earlier termination.

         (c) Termination Without Cause. The Company has the right to terminate this Agreement without Cause upon written notice, subject to payment by the Company of the Severance Compensation described in Section 4(c) herein. In such event, Executive shall cease to have any power of his office as of the effective date of the termination specified in such written notice.

         (d) Termination by Executive for Good Reason. Executive may terminate this Agreement for "Good Reason", which is defined as any of the following:


                  (i) The assignment to the Executive by the Company of duties inconsistent with the Executive's duties as defined in Schedule I of this Employment Agreement, any change to the Executive's title, or any material change in his duties or responsibilities without his prior written consent, except in connection with the termination of the Executive's employment (1) for Cause, (2) if the Executive becomes Disabled (as defined herein), (3) as a result of the Executive's death or (4) by the Executive other than for Good Reason;

                  (ii) A reduction by the Company in the Executive's Base Compensation as is defined by this Employment Agreement or as the same may be increased from time to time during the term of this Employment Agreement;

                  (iii) The failure of the Company to obtain the specific, written assumption of this Employment Agreement by any successor or assign of the Company or any person acquiring substantially all of the Company's assets;

                  (iv) Any material breach by the Company of this Employment Agreement; or

                  (v) The Company relocates its principal place of business to a location more than 50 miles from Oak Ridge, Tennessee.

Upon such termination, Executive shall be entitled to the Severance Compensation described in Section 4(c) herein.

         (e) Termination by Executive Without Good Reason. Executive may terminate this Agreement without Good Reason upon 30 days' written notice. Upon the termination date specified in such written notice (which date shall be not more than 30 days following the date of such notice) Executive shall cease to have any power of his office.

         (f) Automatic Extension. This Agreement shall be automatically extended for successive one-year periods at the end of the initial term and each extended term thereafter, unless either party provides written notice of termination to the other party at least three months prior to the expiration of the initial or such extended term, respectively. In the event the Company terminates this Agreement or fails to renew this Agreement or does not permit the automatic extension to occur at the end of any term hereof, Executive shall be entitled to receive his Severance Compensation under Section 4(c) hereof.

4.       COMPENSATION.

         (a)      Base Salary.

                  (i) The Executive shall receive a base salary as set forth on Schedule I attached hereto.

                  (ii) Each January, the Board of Directors of the Company shall review Executive's performance, and the Board of Directors may in its sole discretion elect to increase the salary then paid to Executive above the amount set forth on Schedule I, however, there shall be absolutely no obligation to do so.

         (b)      Bonus Compensation.

                  The Executive shall be eligible to participate in such bonus program, option program or other form of equity participation as the Company may adopt or have in effect from time to time in a manner and capacity commensurate with his position and duties.

         (c)      Severance Compensation.

                  (i) When Due. Executive shall be entitled to the Severance Compensation as calculated below, which is to be paid within 30 days after the event giving rise to the payout in the event that Executive's employment is terminated for any of the following reasons herein: (A) termination by the Company without cause pursuant to
         Section 3(c); (B) termination by Executive in connection with a Change of Control as such term is defined in the Company's 2000 Equity Incentive Plan; (C) termination by the Executive pursuant to Section 3(d); (D) termination by the Company pursuant to Section 3(f); or (E) termination by the Company pursuant to Section 7(a).

                  (ii) Amount. The Severance Compensation shall be an amount equal to one year's salary in effect at the time of termination. In addition to the Severance Compensation, Executive shall be entitled to the following:

                           (A) The amount and value of his entire plan account
                  and interest under any investment plan or stock ownership plan and all employer contributions made or payable to any such plan for his account prior to the end of the month in which termination of employment occurs, shall be deemed vested and payable to him. Such payment or distribution shall be in accordance with written directions made by the Executive;

                           (B) All stock options, stock appreciation rights,
                  restricted stock and other incentive compensation granted to the Executive by the Company shall become immediately vested; and

                           (C) The Executive shall be entitled to continued
                  participation in all medical, dental, hospitalization and life insurance coverage and in other employee benefit plans or programs in which he was participating on the date of the termination of his employment for a period of 12 months following the Termination Date; provided that if the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this subsection of this Employment Agreement, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause, with the economic equivalent of any benefit foregone deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and payment of such after-tax economic equivalent shall be made quarterly in advance.

The Severance Compensation herein shall be deemed liquidated damages resulting from the Company's termination of this Agreement and shall be Executive's sole and exclusive remedy for any such termination. Severance Compensation shall not be diminished or offset by reason of any earnings by Executive subsequent to the date of termination.

5.       BENEFITS.

         (a) Executive shall be entitled to a minimum of 4 weeks paid vacation during each 12-month period during the term of this Agreement. In addition, Executive shall be entitled to paid time off for the same holidays as other employees of the Company as established by the Board. In the event of termination of employment of Executive, for any reason, the Company shall pay the Executive the value of accrued vacation time, if any.


         (b) Executive shall be entitled to participate (in a manner and capacity commensurate with his position and duties), subject to eligibility and other terms generally established by the Board, in any employee benefit plan (including but not limited to life insurance plans, stock option plans, group hospitalization, health, dental care (which health insurance shall also cover Executive's dependents), profit sharing and pension, bonus and other benefit plans), as may be adopted or amended by the Company from time to time.

         (c) The Company shall pay the premium on a life insurance policy on the life of Executive in the initial face amount of $750,000 during the term hereof. Executive shall have the right to designate the beneficiaries of such policies. The Company shall pay timely all premiums on such life insurance, and on demand provide Executive due proof of such payment. The insurance companies issuing such policies shall be authorized to give Executive, upon his request, any information regarding the status of any such policy. Any dividend declared upon such policy shall be applied to the premium.

         (d) Executive shall receive any such additional benefits that any other executive officer may receive during the term of this Agreement at the reasonable discretion of the Board.

         (e) The Company shall pay all costs associated with maintenance of Executive's license to practice law, including all expenses relating to continuing education requirements, local, state and national bar association dues and the annual Tennessee Professional Tax.

6.       EXPENSES.

         The Company shall reimburse the Executive against appropriate vouchers or other receipts for business expenses reasonably incurred by Executive in the performance of Executive's duties pursuant to the terms hereof. Executive is authorized to incur reasonable traveling and other expenses in connection with the Company's business and in performance of his duties under this Agreement. When engaging in business related air travel, the executive shall comply with the Company's travel policy, as in effect from time to time. Executive shall submit vouchers and shall be reimbursed by the Company in accordance with the Company's policy, as in effect from time to time.

7.       DISABILITY.

         (a) In the event of the death of the Executive during the Term, the Executive's employment hereunder shall automatically terminate. In the event that Executive shall become mentally or physically Disabled (as hereinafter defined) so as to be unable to fully perform his duties herein, Executive shall continue to receive his monthly salary for each of the first nine months or any part thereof of any continuous Disability, less any amounts received by him under any disability insurance paid for by the Company. If upon the expiration of nine months of continuous Disability, Executive remains incapacitated (hereinafter, "Permanent Disability"), the Company shall have the right to immediately terminate this Agreement. Such "Permanent Disability" shall be established by a written certification submitted by a medical doctor agreed to by the Executive and the Company. In the absence of agreement, the Company and the Executive shall each nominate a qualified medical doctor and these two doctors shall select a third qualified medical doctor, which third doctor shall make the determination as to total disability. After the termination of these time periods, Executive will receive disability insurance proceeds for the term of such disability.

         (b) The Executive shall be entitled to participate (in a manner and capacity commensurate with his position and duties), subject to eligibility and other terms generally established by the Company, in any long and short-term disability insurance plan as may be adopted or amended by the Company from time to time.

         (c) Disability for the purposes of this Agreement shall mean that the Executive is judged disabled pursuant to the Company's long term disability policy.

8.       NON-COMPETITION, NON-SOLICITATION, AND NON-DISPARAGEMENT.

         During the Term and for a period of two years thereafter, except if the Company breaches its obligations to pay the Severance Compensation pursuant to
Section 4(c) hereof:

         (a) Executive shall not, directly or indirectly, enter into or participate (whether as owner, partner, shareholder, officer, director, salesman, consultant, employee, principal or in any other relationship or capacity) in any business operating or providing services in the United States or any foreign country in which the Company does business which is competitive with the business of the Company (a "Competing Entity").

         (b) Company and Executive understand and agree that the scope and duration of the covenants contained in this Section 8 are reasonable both in time and geographical area and are fairly necessary to protect the Company's legitimate business interests. Such covenants shall survive the termination of Executive's employment except as otherwise provided herein. The parties further agree that such covenants shall be regarded as divisible and shall be operative as to time and geographical area to the extent that they may be made so and, if any part of such covenants is declared invalid or unenforceable, the validity and enforceability of the remainder shall not be affected. Executive hereby warrants to Company that Executive's compliance with each of the restrictive covenants set forth in this Agreement will not, upon the termination, of Executive's employment with the Company for any reason whatsoever, cause Executive to be unable to earn a living that is suitable and acceptable to Executive.

         (c) Executive understands and agrees that, due to the highly competitive nature of the Company's industry, the breach of any covenants set out in this Section 8 will cause irreparable injury to the Company for which it will have no adequate remedy at law. Therefore, the Company shall be entitled, in addition to such other remedies as it may have hereunder, to a temporary restraining order and to preliminary and permanent injunctive relief in state or federal court for any breach or threatened breach of Section 8. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive,

         (d) Executive shall not, without the prior written consent of the Company, directly or indirectly, (i) solicit, request, cause or induce any person who is at the time, or 12 months prior thereto had been, an employee of or a consultant of the Company to leave the employ of or terminate such person's relationship with the Company or (ii) employ, hire, engage or be associated with, or endeavor to entice away from the Company any such person, or any customer of the Company or its affiliates or (iii) attempt to limit or interfere with any business agreement or relationship existing between the Company and/or its affiliates with a third party.

         (e) Executive shall not disparage the business reputation of the Company (or its management team) or take any actions that are harmful to the Company's goodwill with its customers, content providers, bandwidth or other network infrastructure providers, vendors, employees, the media or the public. Executive recognizes that such actions would cause irreparable harm for which there is no adequate remedy at law and that the Company may seek in state or federal court, and is entitled to a temporary restraining order and to preliminary and permanent injunctive relief in state or federal court to stop any such conduct or statements for any breach or threatened breach of this
Section 8(e) during the term of this Agreement and for a period of two years thereafter.

         (f) The Company spends considerable amounts of time, money and effort in developing and maintaining good will in its industry. Executive agrees the covenants contained within this Section 8: (i) are reasonable and necessary in all respects to protect the goodwill, trade secrets, confidential information, and business interests of Company; (ii) are not oppressive to Executive; and (iii) do not impose any greater restraint on Executive than is reasonably necessary to protect the goodwill, trade secrets, confidential information and legitimate business interests of Company.

         (g) Executive acknowledges and agrees that promises made by the Company in this Agreement such as (i) the establishment of a term of employment (rather than employment at will) and (ii) the commitment to provide severance compensation in the event of the termination of Executive's employment for reasons other than Cause (subject to certain requirements on the part of Executive), constitute one form of consideration for Executive's agreement to and compliance with the restrictive covenants in this Agreement. Executive acknowledges and agrees that Company's agreement to provide Executive with access to Company's confidential and proprietary information is a separate form of consideration supporting the restrictive covenants in this Agreement. Executive acknowledges and agrees that the Company's agreement to permit the use of the Company's goodwill with the Company's customers, investors and content providers is a separate form of consideration supporting the restrictive covenants in this Agreement. Executive acknowledges and agrees that the Company's commitment to providing Executive with unique skill development and training is a separate form of consideration supporting the restrictive covenants in this Agreement.

9.       REMEDIES.

         (a) If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 8, the Company shall have the right and remedy:

                  (i) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction or through arbitration as provided herein; and

                  (ii) to require Executive to account for and to pay over the Company all damages suffered by the Company (including consequential and incidental damages) as the result of any transactions constituting a breach of any of the provisions of Section 8, and Executive hereby agrees to account for and pay over such damages to the Company;

         (b) The Executive acknowledges that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach may cause substantial and irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In any equitable proceeding to enforce the provisions hereof, the Company shall not have to prove irreparable harm. (However, in a suit for damages, the Company shall be required to prove the amount of damages actually sustained.)

         (c) Each of the rights and remedies enumerated in Section 9(a) shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of any other rights and remedies available to the Company under law or equity.

         (d) If any provision of Section 8 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be enforceable in such modified form.

10.      NOTICE.

         Any notice required hereunder shall (a) be delivered by hand or (b) sent by registered or certified mail addressed to the other party hereto at its address set forth above for Company and on Item 1 of the Schedule for Executive or at such other address as notice thereof shall have been given in accordance with the provisions of this Section 10. Any such notice shall become effective
(i) if mailed, on the date indicated on the receipt or if not accepted, the date indicated that delivery was attempted, and (ii) in the case of delivery by hand, upon delivery or attempted delivery as shown on the records of the deliveries.

11.      AGREEMENT: AMENDMENT.

         This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto and represents their entire understanding and agreement with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement which is executed by both parties to this Agreement. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach by any party hereto.

12.      SEVERABILITY.

         In the event of the invalidity or unenforceability of any one or more provisions of this Agreement, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall be deemed to remain in full force and effect.

13.      ASSIGNMENT: BINDING EFFECT.

         This Agreement is not assignable by Executive or the Company without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the Executive and the Company and their successors and assigns. It is agreed that in the event of the termination under this Agreement for any reason, except as expressly provided in this Agreement, all salary and benefits shall cease as of the date of termination provided that all accrued salary, bonus and expenses shall be paid to Executive or Executive's successors, assigns, estate or legal representative as the case may be.

14.      SECTION HEADINGS.

         The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.      GOVERNING LAW; VENUE.

         This Agreement shall be construed and governed in accordance with the laws of the State of Tennessee. The parties hereto agree that any actions or proceedings instituted to enforce rights hereunder shall be initiated in Knox County, Tennessee.

16.      EXECUTION IN COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instruments.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                                                "Company"

                                                INTERNET PICTURES CORPORATION

                                                By:      /James M. Phillips/
                                                   -----------------------------
                                                Name:    James M. Phillips
                                                     ---------------------------
                                                Title:   Chief Executive Officer
                                                      --------------------------

                                                "Executive"

                                                 /Matthew S. Heiter/
                                                --------------------------------


                                                Name:  Matthew S. Heiter

                                   SCHEDULE 1

                               EMPLOYMENT CONTRACT



1.  Executive         Matthew S. Heiter

2.  Position          Executive Vice President, General Counsel and Secretary

3.  Duties            Chief Legal Officer of the Company, oversee and manage
                      all legal affairs of the Company, reporting directly to the CEO

4.  Base Salary       $250,000 annual